EXHIBIT 99
PRESS RELEASE
FOR IMMEDIATE RELEASE
January 18, 2006
Croghan Bancshares, Inc. (“Croghan”), the holding company for The Croghan Colonial Bank, Fremont, Ohio (the “Bank”), reported that its consolidated net income for the three-months ended December 31, 2005 totaled $1,396,000, or $.75 per share. This compares to $1,413,000, or $.75 per share, earned during the same period in 2004. Croghan also reported that its consolidated net income for the year ended December 31, 2005 amounted to $5,721,000, which exceeds that of any previously recorded annual earnings in Croghan’s history. The 2005 net income represents an increase of 11.8% over the $5,118,000 earned during the same period in 2004. Net income per share amounted to $3.05 for 2005, compared to $2.70 in 2004. The 2005 operating results were positively impacted by the January 1, 2005 acquisition of The Custar State Bank (“Custar”) and related improvement in net interest income, which increased to $18,075,000 in 2005 compared to $16,025,000 in 2004. The 2004 operating results were negatively impacted by an additional provision of $412,000 ($272,000 after income taxes) to adjust the accrual for supplemental retirement plan benefits. This provision resulted in a decrease in 2004 net income per share of $.14.
The provision for loan losses totaled $705,000 in 2005, compared to $716,000 in 2004. Non-interest income decreased to $2,761,000 in 2005 from $2,916,000 in 2004 and non-interest expenses increased to $12,077,000 in 2005 from $10,964,000 in 2004. Non-interest income in 2005 included losses on the sale of securities totaling $141,000 compared to gains on the sale of securities of $93,000 in 2004. The 2005 amounts include the operations of Custar from the beginning of the year; thus, the comparability of the amounts presented is significantly impacted.
Croghan’s total assets, including the assets from the 2005 Custar acquisition, increased to $461,899,000 at December 31, 2005, compared to $417,234,000 at December 31, 2004. Total loans increased $18,421,000, or 5.7%, to $340,910,000 at December 31, 2005 compared to $322,489,000 at December 31, 2004. Total deposits at December 31, 2005 increased $42,366,000, or 13.0%, to $368,459,000 from $326,093,000 at 2004 year-end.
On December 13, 2005, the Board of Directors declared a dividend of $.29 per share, payable on January 31, 2006 to shareholders of record as of January 13, 2006. Dividends declared in 2005 totaled $1.16 per share and were 3.6% higher than the 2004 total dividends declared of $1.12 per share.
On January 17, 2006, the Board of Directors approved the continuation of a stock repurchase program effective on February 1, 2006 in which up to 5% of its outstanding common shares may periodically be purchased in the over-the-counter market during the ensuing six-month period.

The decision whether to purchase shares, the number of shares to be purchased and the price to be paid will depend upon the availability of shares, prevailing market prices, and other possible considerations which might affect the advisability of purchasing shares. Repurchases will be funded by current working capital and dividends periodically paid by the Bank to Croghan. Since the February 2002 inception of the stock buy-back program, Croghan has repurchased 75,572 common shares in the open market.
On the basis of transaction prices of which Croghan has been made aware, the price for its common shares ranged from $37.15 to $39.00 during the three-month period ended December 31, 2005. Also, based upon transaction prices of which Croghan has been made aware, the closing price for its shares on December 31, 2005 was $37.42, as compared to a closing price of $36.75 on December 31, 2004.
The common shares of Croghan are registered with the Securities and Exchange Commission and are traded in the over the counter market under the symbol “CHBH.” As of December 31, 2005, Croghan had 1,844,226 common shares outstanding.